Exhibit 99

News Release

Contact:	Charles R. Guarino
Treasurer
(814)765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS RECORD EARNINGS FOR 2006

Clearfield, Pennsylvania – January 22, 2007

CNB Financial Corporation (Nasdaq:CCNE), the parent company of CNB Bank, today announced record annual earnings for the year ended December 31, 2006 of $9.6 million or $1.07 diluted earnings per share compared to $9.1 million or $1.00 diluted earnings per share for 2005, representing a 5.3% increase in net income and a 7.0% increase in diluted earnings per share. Net income in the fourth quarter of 2006 was $2.5 million or $0.28 diluted earnings per share compared to $2.5 million or $0.27 diluted earnings per share in the fourth quarter of 2005.

William F. Falger, President and Chief Executive Officer, commented, “We are very pleased to announce our record annual earnings which were driven by solid growth in our net interest income. Net interest income grew at a rate of 9.1% during the year resulting primarily from interest income from loans as our net loans outstanding grew at a rate of 7.1%.”

Mr. Falger also stated, “Our loan performance during 2006 was enhanced by growth in the Erie, Pennsylvania market through CNB Bank’s ERIEBANK division as well as growth in the Warren, Pennsylvania market resulting from the opening of our full service office in that community. Also, during the year we added three new offices for our consumer discount company, Holiday Financial Services, which provided additional loan growth. In addition to the loan growth, we realized deposit growth of $12.8 million, or 2.1%. Finally, we were pleased to be able to maintain our asset quality with nonperforming assets at 0.23% of year end assets compared to 0.28% at the end of 2005.”

Financial Highlights (in thousands) (unaudited)

Consolidated Balance Sheets	31-Dec-06	31-Dec-05
	Consolidated	Consolidated
Assets
Cash and due from banks	$18,530	$19,146
Interest-bearing deposits	7,021	23,871

CASH & CASH EQUIVALENTS	25,551	43,017
Securities available for sale	156,696	161,897
Loans held for sale	2,420	2,733
NET LOANS	540,934	505,010
FHLB & Federal Reserve Stock	5,321	4,789
Premises & Equipment, Net	16,237	13,912
Bank Owned Life Insurance	14,484	13,797
Intangible, net	11,206	11,621
Accrued Interest & Other Assets	8,001	7,242

TOTAL ASSETS	$780,850	$764,018

Liabilities
Deposits
Non-interest bearing deposits	$82,574	$80,874
Interest bearing deposits	548,748	537,629

TOTAL DEPOSITS	631,322	618,503
Short-term borrowings	2,000	2,000
Other borrowings	57,885	58,250
Subordinated Debentures	10,310	10,310
Accrued expenses and other liabilities	7,047	4,987

TOTAL LIABILITIES	708,564	694,050

Shareholders' Equity
Common stock (1)	-	9,234
Additional paid-in capital	13,250	4,160
Retained earnings	62,957	58,439
Treasury stock, (369,546 shares for 2006
and 209,596 shares for 2005)	(5,271)	(3,031)
Accumulated other comprehensive income	1,350	1,166

TOTAL SHAREHOLDERS' EQUITY	72,286	69,968

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$780,850	$764,018

Nonperforming Assets	$1,800	$2,108
% of Total Assets	0.23%	0.28%
Trust Assets	$206,899	$179,738

Consolidated Income Statement		For Quarter Ended	Year To Date
	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
Interest Income
Loans including fees	$10,688	$9,071	$40,475	$34,193
Deposits with banks	114	92	437	316
Federal funds sold	28	162	293	394
Securities	2,092	1,770	7,944	6,981

TOTAL INTEREST AND DIVIDENDS	12,922	11,095	49,149	41,884
Interest Expense
Deposits	4,673	3,547	17,106	12,633
Other borrowings	732	735	2,881	2,637
Subordinated Debentures	225	190	866	685

Total interest expense	5,630	4,472	20,853	15,955
NET INTEREST INCOME	7,292	6,623	28,296	25,929
Provision for loan losses	292	237	1,371	783

NET INTEREST AFTER PROVISION	7,000	6,386	26,925	25,146
Other Income
Trust income	328	279	1,077	977
Service charges on deposits	1,052	1,078	4,160	4,060
Other charges and fees	182	132	644	512
Net security gains (losses)	(5)	259	338	322
Loss on other-than-temporarily impaired security	--	--	--	(240)
Mortgage Banking Income	25	--	145	76
BOLI	162	136	687	615
Wealth Management	131	114	519	533
Other	167	81	588	291

TOTAL OTHER INCOME	2,042	2,079	8,158	7,146
Non-Interest Expenses
Salaries & Benefits	2,885	2,610	11,053	10,022
Occupancy, net	747	682	2,854	2,714
Data Processing	529	442	2,010	1,641
Amortization of intangible	104	94	415	330
Director's Fees	66	53	395	471
Total other expenses	1,308	1,248	5,384	4,987

Total non-interest expenses	5,639	5,129	22,111	20,165

NET INCOME BEFORE TAXES	3,403	3,336	12,972	12,127
Federal income tax	890	874	3,350	2,989

NET INCOME	$2,513	$2,462	$9,622	$9,138

Diluted Earnings Per Share	$0.28	$0.27	$1.07	$1.00
Dividends Per Share	$0.15	$0.14	$0.57	$0.55
Return on Average Assets (ROA)			1.26%	1.23%
Return on Average Equity (ROE)			13.51%	13.42%

(1) On April 18, 2006, the shareholders of the Corporation voted to change from $1.00 par value to no par stock. The change had no effect on the dollar amount of total shareholder’s equity and simply resulted in a reclassification between the common stock and additional paid in capital line items.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank websites can be found at www.bankcnb.com and www.eriebank.net